As filed with the Securities and Exchange Commission on February 24, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Robinhood Markets, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-4364776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

85 Willow Road, Menlo Park, California 94025

(Address of principal executive offices, including zip code)

2021 Omnibus Incentive Plan

2021 Employee Share Purchase Plan

(Full titles of the plans)

Vladimir Tenev

Co-Founder, Chief Executive Officer, and President

Robinhood Markets, Inc.

85 Willow Road, Menlo Park, California 94025

(844) 428-5411

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jonathan J. Katz Michael L. Arnold Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000	Christina Y. Lai Steve Pickering Robinhood Markets, Inc. 85 Willow Road Menlo Park, California 94025 (844) 428-5411

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of increasing the number of securities of the same class as other securities for which a registration statement of Robinhood Markets, Inc. (the “Registrant”) on Form S-8 relating to the same employee benefit plans is effective. The Registrant previously registered shares of its Class A common stock, par value $0.0001 per share, for issuance under its 2021 Omnibus Incentive Plan and its 2021 Employee Share Purchase Plan under Registration Statement on Form S-8, filed with the Securities and Exchange Commission on July 29, 2021 (File No. 333-258250) (the “Previous Registration Statement”). Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference herein the contents of the Previous Registration Statement, and hereby deems the contents of the Previous Registration Statement to be a part of this Registration Statement, in each case except as supplemented, amended or superseded by the information set forth below herein.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. In addition, the indemnification agreements that the Registrant has entered into with Scott Sandell, who is a director of the Registrant and Managing General Partner at New Enterprise Associates, also provide that, among other things, New Enterprise Associates and their respective affiliates will also be entitled to indemnification by the Registrant to the same extent as Mr. Sandell with respect to any claims that are based on Mr. Sandell’s service to us. The Registrant also intends to enter into indemnification agreements with its future directors and executive officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Amended and Restated Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain limitations. The Registrant’s Amended and Restated Certificate of Incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to the Registrant’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments it may make to its officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5.1	Opinion of Cravath, Swaine & Moore LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Cravath, Swaine & Moore LLP (contained in its opinion filed as Exhibit 5.1 hereto)

24.1	Powers of attorney (included on the signature page hereto)

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Menlo Park, State of California, on the 24th day of February, 2022.

ROBINHOOD MARKETS, INC.

By:	/s/ Vladimir Tenev
Vladimir Tenev
Co-Founder, Chief Executive Officer, and President

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Gallagher, Vladimir Tenev and Jason Warnick, and each one of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vladimir Tenev Vladimir Tenev	Co-Founder, Chief Executive Officer, President, and Director (Principal Executive Officer)	February 24, 2022

/s/ Jason Warnick Jason Warnick	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 24, 2022

/s/ Baiju Bhatt Baiju Bhatt	Co-Founder, Chief Creative Officer, and Director	February 24, 2022

/s/ Frances Frei Frances Frei	Director	February 24, 2022

/s/ Paula Loop Paula Loop	Director	February 24, 2022

/s/ Jonathan Rubinstein Jonathan Rubinstein	Director	February 24, 2022

/s/ Scott Sandell Scott Sandell	Director	February 24, 2022

/s/ Dara Treseder Dara Treseder	Director	February 24, 2022

/s/ Robert Zoellick Robert Zoellick	Director	February 24, 2022